Exhibit 10.1
PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 6, 2024, by and between Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company”), and Carolina Coca-Cola Bottling Investments, Inc., a Delaware corporation (the “Seller”).

RECITALS:

WHEREAS, the Seller is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (including the rules and regulations and published interpretations promulgated thereunder, the “Exchange Act”)) of 2,482,165 shares of Common Stock, par value $1.00 per share, of the Company (“Common Stock”), representing approximately 26.5% of the issued and outstanding shares of Common Stock (calculated assuming all issued and outstanding shares of Class B Common Stock, par value $1.00 per share, of the Company (“Class B Common Stock”) are converted into shares of Common Stock) (the “Seller Owned Shares”);

WHEREAS, the Company intends, but has not made any public announcement of such intention, to conduct a public modified “Dutch auction” self-tender offer to purchase for cash shares of Common Stock for an aggregate purchase price of not more than $2,000,000,000, at a per share purchase price of not less than $850 per share of Common Stock nor greater than $925 per share of Common Stock, subject to the other terms and conditions thereof which shall be determined by the Company’s board of directors (the “Board of Directors” and such offer, as it may be adopted or amended from time to time, the “Tender Offer”);

WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to purchase for cash such number of Seller Owned Shares from the Seller determined in accordance with Section 1.1, and the Seller desires to have such Seller Owned Shares purchased by the Company for the consideration set forth below; and

WHEREAS, concurrently with the execution of this Agreement, the Seller, The Coca-Cola Company, the Company and J. Frank Harrison, III have entered into an Amendment No. 1 to the Amended and Restated Stock Rights and Restrictions Agreement, dated as of February 19, 2009 (the “Stock Rights and Restrictions Agreement”), which amendment shall be effective as of the Closing (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE OF THE SHARES

1.1Purchase. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller will sell, transfer, convey, assign and deliver to the Company, and the Company will purchase, acquire and accept from the Seller, in each case, in accordance with applicable Law (as hereinafter defined), free and clear of any and all liens, the number of Seller

Owned Shares (rounded down to the nearest whole number of shares) (the “Seller Shares”) that will cause the Seller to beneficially own 21.5% of the issued and outstanding shares of Common Stock (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock) immediately following the completion of the Closing, with each Seller Owned Share being sold and purchased at the Purchase Price.

For purposes of this Agreement, the “Purchase Price” shall be the per share purchase price of Common Stock for the shares of Common Stock purchased by the Company in the Tender Offer.

1.2Closing. The closing of the purchase and sale of the Seller Shares pursuant to this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on the eleventh (11th) business day following the expiration date of the Tender Offer, remotely by exchange of documents and signatures (or their electronic counterparts), subject to the satisfaction or waiver of the conditions set forth in Article IV and Article V (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing). At the Closing, (a) the Seller shall deliver to the Company the certificate(s) representing the Seller Shares being purchased hereunder duly endorsed for transfer or accompanied by an appropriate stock transfer instrument duly executed in blank and (b) the Company shall (i) pay to the Seller, by Federal Funds wire transfer to the account specified in writing by the Seller at least two (2) business days prior to the Closing, an amount equal to the product of (x) the Purchase Price and (y) the number of Seller Shares, net of any applicable withholding taxes and without interest, and (ii) deliver to the Seller duly issued new certificate(s) representing a number of Shares equal to the difference between the number of Seller Owned Shares represented by the Company certificate(s) and the Seller Shares sold hereunder.

1.3Transfer Taxes. The Company will pay any stock transfer taxes imposed on the purchase of the Seller Shares pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Seller, as follows, each of which shall survive the Closing:

2.1Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, the issued and outstanding common stock of the Company consists of (a) 8,368,993 shares of Common Stock and (b) 1,004,696 shares of Class B Common Stock.

2.2Authorization. The Company has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

2.3No Violation. The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Company’s organizational documents, in each case, as amended to the date hereof (the “Organizational Documents”); (b) violate any provision of any statute, law, code, ordinance, treaty, policy, judgment, order, injunction, decree, rule, consent, writ, determination, arbitration award, rule or regulation (collectively, “Laws”) of or by any federal, state, foreign or other governmental or public body, agency or authority, or subdivision thereof, instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof (collectively, “Governmental or Regulatory Entity”), applicable to the Company or any of its properties or assets; or (c) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a lien upon the assets of the Company under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed of trust, license, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (b) and (c) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby.

2.4Approvals or Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for those that have been obtained.

2.5Absence of Litigation. There is no Action (as hereinafter defined) pending against or, to the knowledge of the Company, threatened against, or any judgment, order, injunction or decree imposed upon, the Company or any of its Affiliates before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental or Regulatory Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the purchase pursuant to this Agreement. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case, before any Governmental or Regulatory Entity, in law or in equity.

2.6Acknowledgement. The Company understands and acknowledges that the Seller is entering into this Agreement in reliance upon the Company’s execution, delivery and performance of this Agreement.

2.7No Brokers or Finders. Neither the Company nor any Affiliate (as hereinafter defined) thereof has retained, employed or used any broker or finder that is entitled to any fee or commission from the Seller or any of its Affiliates in connection with the transactions provided for herein or in connection with the negotiation thereof. As used herein, “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person; provided that for purposes of this Agreement, the Seller and the Company shall not be deemed to be Affiliates of each other.

2.8No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or with respect to any other information provided by or on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Company as follows, each of which shall survive the Closing:

3.1Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2Ownership of Seller Owned Shares. The Seller is the beneficial and sole record owner of the Seller Owned Shares. There are no (a) securities convertible into or exchangeable for any of the Seller Owned Shares; (b) options, warrants or other rights to purchase or subscribe for any of the Seller Owned Shares; or (c) contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to the issuance, sale or transfer of any of the Seller Owned Shares, other than the Stock Rights and Restrictions Agreement.

3.3Title. The Seller has good and marketable title to the Seller Shares, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, limitation on voting rights, restrictions, levies, claims, pledges, equities, options, contracts, assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies, other than the Stock Rights and Restrictions Agreement, and other than applicable state and federal securities laws.

3.4Authorization. The Seller has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller. This Agreement constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.5No Violation. The execution, delivery and performance by the Seller of this Agreement does not, and the consummation by the Seller of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the Seller’s organizational documents, in each case, as amended to the date hereof; (b) violate any provision of any Laws of or by any Governmental or Regulatory Entity applicable to the Seller or any of its properties or assets; or (c) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a lien upon the assets of the Seller under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed of trust, license, agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (b) and (c) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to consummate the transactions contemplated hereby.

3.6Approvals or Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated hereby or the performance by the Seller of its obligations hereunder, except for those that have been obtained.

3.7Absence of Litigation. There is no Action (as hereinafter defined) pending against or, to the knowledge of the Seller, threatened against, or any judgment, order, injunction or decree imposed upon, the Seller or any of its Affiliates before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental or Regulatory Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the purchase pursuant to this Agreement. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case, before any Governmental or Regulatory Entity, in law or in equity.

3.8Investigation. The Seller has independently investigated and evaluated the value of the Common Stock and the financial condition and affairs of the Company. Based upon its independent analysis, the Seller reached its own business decision to effect the sale of the Seller Owned Shares.

3.9Investment Experience. The Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Common Stock, and that the Seller will be deprived of the opportunity to participate in any gain that might have resulted if the Seller had not transferred the Seller Owned Shares to the Company hereunder.

3.10Acknowledgement. The Seller understands and acknowledges that the Company is entering into this Agreement in reliance upon the Seller’s execution, delivery and performance of this Agreement.

3.11No Brokers or Finders. Neither the Seller nor any Affiliate thereof has retained, employed or used any broker or finder that is entitled to any fee or commission from the

Company or any of its subsidiaries in connection with the transactions provided for herein or in connection with the negotiation thereof.

3.12No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Seller nor any other person on behalf of the Seller makes any other express or implied representation or warranty with respect to the Seller or any of its subsidiaries or with respect to any other information provided by or on behalf of the Seller.

ARTICLE IV

CONDITIONS TO THE COMPANY’S OBLIGATIONS

4.1Conditions to the Company’s Obligations. The obligations of the Company under Section 1.2 to purchase the Seller Shares from the Seller are subject to fulfillment as of the Closing of each of the following conditions, unless waived by the Company in accordance with Section 7.7:

(a)Representations and Warranties. The representations and warranties of the Seller contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)Performance. The Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)Deliveries. The Seller shall have delivered to the Company all of the Seller Shares, free and clear of any and all liens, along with all documents or other instruments necessary for a valid transfer of the Seller Shares; and a completed and executed original copy of Internal Revenue Service (the “IRS”) Form W-9.

(d)Tender Offer. The Tender Offer shall have expired and the Company shall have purchased shares of Common Stock in the Tender Offer in accordance with the terms thereof.

(e)Further Assurances. No Governmental or Regulatory Entity shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a violation of any applicable Law, which notification or advice shall not have been withdrawn after the exhaustion of the Company’s good faith efforts to cause such withdrawal.

ARTICLE V

CONDITIONS TO THE SELLER’S OBLIGATIONS

5.1Conditions to the Seller’s Obligations. The obligations of the Seller under Section 1.2 to sell the Seller Shares are subject to fulfillment as of the Closing of each of the following conditions, unless waived by the Seller in accordance with Section 7.7:

(a)Representations and Warranties. The representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

(c)Tender Offer. The Tender Offer shall have expired and the Company shall have purchased shares of Common Stock in the Tender Offer in accordance with the terms thereof.

(d)Purchase Price. The Purchase Price per share of Common Stock shall be no less than $925.

(e)Further Assurances. No Governmental or Regulatory Entity shall have advised or notified the Seller that the consummation of the transactions contemplated hereunder would constitute a violation of any Law, which notification or advice shall not have been withdrawn after the exhaustion of the Seller’s good faith efforts to cause such withdrawal.

ARTICLE VI

COVENANTS

6.1No Purchase of Shares. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, the Seller agrees that it will not, and shall cause its Affiliates not to, directly or indirectly, purchase any shares of Common Stock.

6.2No Sale of Shares. Except pursuant hereto, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, the Seller agrees that it will not, and shall cause its Affiliates not to, directly or indirectly, sell any Seller Owned Shares (including that the Seller shall not tender any of its Seller Owned Shares in the Tender Offer).

6.3Tax Treatment. To the extent eligible and permitted to do so under applicable law, as soon as reasonably practicable following the Closing, the Seller shall provide to the Company the certification required pursuant to Proposed Treasury Regulations Section 58.4501-3(g)(2)(iii)(A) and in accordance with Proposed Treasury Regulations Section 58.4501-3(g)(3), certifying that that the sale of the Seller Shares pursuant to this Agreement constitutes a redemption treated as a distribution to which Section 301 of the United States Internal Revenue Code (the “Code”) applies by reason of Section 302(d) of the Code. The Company shall cooperate with the Seller to provide the Seller with such information as may be reasonably necessary for the Seller to properly complete such certification and the Company understands that the Seller will rely without further inquiry on such information provided by the Company in making such certification.

ARTICLE VII

MISCELLANEOUS

7.1Termination. The Company or the Seller may terminate this Agreement if (a) the Tender Offer is terminated (or expires) without the purchase of any shares of Common Stock by the Company in the Tender Offer, (b) the Tender Offer is not consummated by July 18, 2024 or (c) immediately prior to the date and time set for the Closing pursuant to Section 1.2, the condition in Section 5.1(d) is not fulfilled and not otherwise waived by the Seller in accordance with Section 7.7. Upon termination of this Agreement pursuant to this Section 7.1, none of the parties hereto shall have any liability hereunder except to the extent of any damages resulting from a knowing and intentional breach of this Agreement during its term.

7.2Expenses. Except as explicitly provided herein, each of the Company and the Seller shall be responsible for paying its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.3Further Assurances. Each of the Company and the Seller shall execute and deliver any additional documents and take such further actions as may be reasonably necessary to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

7.4Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

7.5Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

7.6Notices. All notices, requests and other communications required hereunder shall be in writing and delivered personally, electronically, or by a recognized next-day courier service or mailed by registered or certified mail. All such notices and communications shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)if to the Company, to:

Coca-Cola Consolidated Inc.
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Attention:	E. Beauregarde Fisher, III
Email:	beau.fisher@cokeconsolidated.com;
legal@cokeconsolidated.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Brian M. Janson;
Jeffrey D. Marell
Email:	bjanson@paulweiss.com;
jmarell@paulweiss.com

(b)if to the Seller, to:

Carolina Coca-Cola Bottling Investments, Inc.
c/o The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attention:	John Murphy
Monica Howard Douglas
Email:	john.murphy@coca-cola.com
mhowarddouglas@coca-cola.com
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Brian V. Breheny;
Thomas W. Greenberg;
Dwight S. Yoo
Email:	brian.breheny@skadden.com;
thomas.greenberg@skadden.com;
dwight.yoo@skadden.com

7.7Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties hereto with respect thereto. Neither this Agreement nor any provision hereof may be amended or modified other than by a written instrument signed by the Company and the Seller. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with.

7.8Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Seller and their respective successors and permitted assignees.

7.9Assignment. Neither the Company nor the Seller shall transfer or assign this Agreement or any of its rights, interests, or obligations hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written approval of the other party.

7.10Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.

7.11Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.12Governing Law; Jurisdiction.

(a)This Agreement and all matters, claims or Actions (whether at law, in equity, in contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.6. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

7.13Counterparts. This Agreement may be executed in multiple counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other party hereto (including electronically, e.g., in PDF format).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ F. Scott Anthony
	Name:	F. Scott Anthony
	Title:	Executive Vice President and Chief
Financial Officer

CAROLINA COCA-COLA BOTTLING
INVESTMENTS, INC.

By:	/s/ Stacy L. Apter
	Name:	Stacy L. Apter
	Title:	Vice President
[Signature Page to Purchase Agreement]